Exhibit (n)(2)

MORRIS, NICHOLS, ARSHT & TUNNELL

1201 NORTH MARKET STREET
P.O. BOX 1347
WILMINGTON, DELAWARE 19899-1347

302 658 9200
302 658 3989 FAX

November 7, 2005

Multi-Strategy Hedge Opportunities LLC
222 Broadway
27th Floor
New York, NY 10038

Re:	Multi-Strategy Hedge Opportunities LLC

Ladies and Gentlemen:

        We refer to our opinion to you dated September 3, 2004 (the “Opinion”) concerning the valid issuance of Units of the Fund. We hereby consent to the filing of the Opinion as an exhibit to Post-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-2 under the Securities Act of 1933 as filed on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. In giving this consent, we do not undertake to, and have not, updated our Opinion in any respect. Our Opinion continues to speak only as of the date thereof and is based on our understandings and assumptions as to the facts on such date and our review of the documents referenced in the Opinion and the application of the Delaware law as the same existed on the date of the Opinion. Capitalized terms used herein and not otherwise herein defined are used as defined in the Opinion.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL

/s/ Louis G. Hering
Louis G. Hering